                                                                    EXHIBIT 99.1

                      PRESS RELEASE DATED NOVEMBER 21, 2005

                              FOR IMMEDIATE RELEASE

                                    Company Contact: James McNamara, CEO
                                                     Robert V. Cuddihy, Jr., CFO
                                                     212-644-1400

                   NATIONAL AUTO CREDIT ANNOUNCES ACQUISITION
                    OF OPTION TECHNOLOGIES INTERACTIVE LLC. -
               EXPANDS INTERACTIVE AUDIENCE RESPONSE CAPABILITIES

New York, New York, November 21, 2005 - National Auto Credit, Inc. [OTCBB:NAKD]
("NAC") announced today its acquisition of 100% of the membership interest in
Option Technologies Interactive LLC ("OTI") from Flexner Wheatley & Associates and MeetingNet Interactive, Inc. OTI is a technology company providing interactive software and hardware systems and services for use in live events, training and education satellite videoconferencing and corporate meeting services. OTI revenues for the year ended December 31, 2004 and the nine months ended September 30, 2005 were approximately $5.3 million and $4.3 million, respectively. OTI is headquartered in Ogden, UT with additional full service sales and service offices in Orlando, FL and Chicago, IL. OTI has approximately
20 employees.

The purchase price was paid in a combination of cash at closing, $744,000, the issuance of 496,250 shares of NAC common stock and the balance of the purchase price, $1.5 million, is payable through two promissory notes issued by NAC. The notes are repayable according to a formula based on future cash flows realized from OTI and bear interest at the rate of five percent per annum until repaid.
The purchase price is subject to an upward and downward adjustment not to exceed
$412,500 based upon OTI meeting, or failing to meet, certain minimum financial performance criterion and an upward or downward adjustment to the extent the book value of OTI at closing exceeded, or was less than, a certain agreed amount.

OTI' products and services facilitates event data management collection whereby event sponsors and/or clients can obtain, analyze and respond dynamically, in real-time, to audience preferences and attitudes or provide responses to specific queries within an event. Through robust, custom software applications and the use of radio frequency ("RF") transmission and RF collection devices,
OTI is able to provide data software and on-site services to assist in engaging corporate and other audiences in understanding and relating to the overall communication program, ensuring better information retention, providing a record of responses for regulatory and testing purposes and in many cases providing clients with live field data not otherwise easily obtained.

As a consequence of the acquisition of OTI and in combination with NAC's subsidiary Audience Response Systems, Inc. ("ARS"), NAC becomes one of the largest providers of audience response technology worldwide with more than 3,000 clients and systems placed in more than 27

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countries. Each of OTI and ARS provides unique and critical solutions for the communication industry for small group gatherings and large event programs. OTI and ARS technologies and service offerings, while similar, each use innovative proprietary software to meet the needs of clients in different market segments.
OTI and ARS will continue to operate as independent business units of NAC.

James McNamara, Chairman and Chief Executive Officer of NAC, said: "We are delighted to add OTI and its team of dedicated professionals, to NAC. OTI becomes another significant component in NAC's tool chest of proprietary products and techniques which enhance the efficacy of all corporate communications efforts from presentation, through strategic content, to distribution. And, because NAC believes in tangible results, through ARS and now
OTI, it can provide a sensitive measurement methodology, to allow clients to both quantify and qualify the results of their meetings and messaging."

Mark Fite, President of OTI added: "We are excited about our combination with
NAC, which provides OTI with exciting new strategic growth prospects and opportunities."

NAC is a corporate communication and entertainment innovator headquartered in
New York City. NAC competes in two industries, the specialist communications industry and the movie theatre industry. NAC's depth of communication services includes the design, development and production of media, collateral content and data collection and market research services for corporate events, meetings and symposiums held at single sites or multi-sites with simulcasting, via satellite, or the internet. NAC is also engaged in the movie theatre exhibition industry through its 50% equity investment in Angelika Film Center LLC, an art exhibition and independent films industry exhibitor.

This news release may include statements that constitute forward-looking statements, usually containing the words "believe", "estimate", "project",
"expects", or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from forward-looking statements. By making these forward-looking statements, NAC undertakes no obligation to update these statements for revisions or changes after the date of this document.

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